Exhibit 99.1

Alnylam Pharmaceuticals Reports Fourth Quarter and 2010 Financial Results

– Launched ‘Alnylam 5x15™’ Strategy, Advancing RNAi Therapeutic Products for Genetically Defined Diseases –

– Progressed Clinical Pipeline, Including ALN-TTR, ALN-VSP, and ALN-RSV –

– Demonstrated RNAi in Man with Systemically Delivered RNAi Therapeutics –

– Maintained Strong Balance Sheet with $350 Million in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 17, 2011--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the fourth quarter and year ended December 31, 2010, and company highlights.

“The RNAi therapeutics field evidenced significant changes in 2010, but for Alnylam, the year was marked with unparalleled progress in our scientific and clinical efforts where we are stronger than ever. Notably, we demonstrated progress in systemic delivery with our lipid nanoparticle and conjugate delivery platforms, extended our human experience with systemic delivery for both safety and pharmacology, and, just recently, demonstrated definitive RNAi proof of mechanism in man. In aggregate, these are extremely important milestones in our overall efforts to advance RNAi therapeutic products to patients,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “Accordingly, now is the time for Alnylam to execute on a clear and definable plan that advances RNAi therapeutic products toward later stages of clinical development and to the market. Thus, we are effecting a transformation in our business with ‘Alnylam 5x15,’ a core strategic plan focused on RNAi therapeutic products for the treatment of genetically defined diseases and the advancement of innovative medicines that really matter.”

“The progress we made in 2010 has positioned Alnylam for an exciting time ahead, with execution on our ‘Alnylam 5x15’ strategy, more human proof-of-concept data expected from our clinical programs, and the advancement of additional partner-based development and clinical programs. Indeed, by the end of 2011 we expect to expand today’s three RNAi therapeutic products in the clinic to five programs overall, and to report new clinical data from up to three of our programs including ALN-TTR, ALN-PCS, and ALN-VSP,” said Barry Greene, President and Chief Operating Officer of Alnylam. “On the business front, we expect to form additional RNAi partnerships, including those related to our efforts on microRNA therapeutics with Regulus, and biologics manufacturing with Alnylam Biotherapeutics.”

Cash, Cash Equivalents and Total Marketable Securities

At December 31, 2010, Alnylam had cash, cash equivalents and total marketable securities of $349.9 million, as compared to $435.3 million at December 31, 2009.

Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the fourth quarter of 2010 was $6.9 million, or $0.16 per share on both a basic and diluted basis (including $4.2 million, or $0.10 per share of non-cash stock-based compensation expense), as compared to a net loss of $7.8 million, or $0.19 per share on both a basic and diluted basis (including $3.9 million, or $0.09 per share of non-cash stock-based compensation expense), for the same period in the previous year. For the year ended December 31, 2010, the net loss was $43.5 million, or $1.04 per share (including $19.1 million, or $0.45 per share of non-cash stock-based compensation expense), as compared to a net loss of $47.6 million, or $1.14 per share (including $19.7 million, or $0.47 per share of non-cash stock-based compensation expense), for the prior year.

Revenues

Revenues were $21.2 million for the fourth quarter of 2010, as compared to $26.6 million for the same period last year. Revenues for the fourth quarter of 2010 included $14.0 million of collaboration revenues related to the company’s alliance with Roche, $5.8 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited, and $1.4 million of expense reimbursement, amortization, and/or license fee revenues from Novartis, the National Institutes of Health (NIH), Cubist Pharmaceuticals, Inc., Biogen Idec Inc., reagent licenses and other sources. Revenues were $100.0 million for the year ended December 31, 2010, as compared to $100.5 million for the prior year. Revenues for the year ended December 31, 2010 included $56.0 million of collaboration revenues related to the company’s alliance with Roche, $22.3 million of revenues related to the company’s collaboration with Takeda, and $21.7 million of revenues related to the company’s collaborations with Novartis, the NIH, Cubist, Biogen Idec, InterfeRx, research reagent and services licenses, and other sources.

Research and Development Expenses

Research and development (R&D) expenses were $26.1 million in the fourth quarter of 2010, which included $2.5 million of non-cash stock-based compensation, as compared to $21.6 million in the fourth quarter of 2009, which included $2.0 million of non-cash stock-based compensation. The increase in R&D expenses in the fourth quarter of 2010 as compared to the prior year period was due primarily to increased pre-clinical and clinical trial costs to support the company’s product platform and expanding product pipeline. R&D expenses were $106.4 for the year ended December 31, 2010, which included $11.7 million of non-cash stock-based compensation, as compared to $108.7 million for the prior year, which included $11.4 million of non-cash stock-based compensation. R&D expenses for the year ended December 31, 2010 decreased slightly as compared to the year ended December 31, 2009 primarily as a result of license fees paid to Isis in 2009 in connection with the ssRNAi collaborative effort, which was terminated in November 2010. This decrease was partially offset by restructuring expenses related to employee severance, benefits, and related costs incurred in connection with the company’s September 2010 corporate restructuring, which included an approximate 25% workforce reduction. There were also increased pre-clinical and clinical trial costs to support the company’s product platform and expanding product pipeline.

General and Administrative Expenses

General and administrative (G&A) expenses were $7.5 million in the fourth quarter of 2010, which included $1.7 million of non-cash stock-based compensation, as compared to $13.1 million in the fourth quarter of 2009, which included $1.9 million of non-cash stock-based compensation. G&A expenses were $37.7 million for the year ended December 31, 2010, which included $7.4 million of non-cash stock-based compensation, as compared to $39.9 million for the prior year, which included $8.3 million of non-cash, stock-based compensation. The decrease in G&A expenses during the fourth quarter of 2010 and the year ended December 31, 2010 as compared to the prior year periods was due primarily to lower consulting and professional services expenses related to business activities, primarily legal activities.

Regulus Therapeutics

Equity in loss of joint venture was $0.9 million and $1.5 million for the fourth quarter of 2010 and 2009, respectively, related to the company’s share of the net losses incurred by Regulus Therapeutics Inc. The company incurred $7.6 million and $4.9 million equity in loss of joint venture for the years ended December 31, 2010 and 2009, respectively. The increase in equity in loss of joint venture of Regulus for the year ended December 31, 2010 was due primarily to Alnylam’s 49% share of sublicense fees paid to Isis and Alnylam by Regulus in connection with the strategic alliance formed by Regulus and sanofi-aventis in June 2010. In October 2010, sanofi-aventis made a $10.0 million equity investment in Regulus, resulting in sanofi-aventis owning approximately 9% of Regulus. Following this investment, Alnylam owns approximately 45% of Regulus.

Interest Income

Interest income was $0.5 million for the fourth quarter of 2010, as compared to $0.8 million for the fourth quarter of 2009. Interest income was $2.3 million for the year ended December 31, 2010, as compared to $5.4 million in 2009. The decrease in interest income was due primarily to lower average interest rates as well as lower average cash, cash equivalents and total marketable securities balances as compared to the prior year.

Other Income

Other income was $6.4 million for the fourth quarter of 2010, as compared to $0.5 million for the fourth quarter of 2009. Other income was $6.4 million for the year ended December 31, 2010, as compared to $0.6 million in 2009. Other income for the fourth quarter as well as for the year ended December 31, 2010 consisted primarily of a $4.4 million gain on the issuance of stock of Regulus due to the increase in valuation of Regulus as a result of the $10.0 million equity investment sanofi-aventis made in Regulus. In addition, the company received $2.0 million of awards under the federal government’s Qualifying Therapeutic Discovery Project Program. Other income in 2009 consisted primarily of realized gains on sales of marketable securities.

Income Taxes

Provision for income taxes was $0.4 million for the fourth quarter of 2010, as compared to a benefit from income taxes of $0.4 million for the fourth quarter of 2009. The company recorded income tax expenses of $0.5 million and $0.6 million for the years ended December 31, 2010 and 2009, respectively.

2011 Financial Guidance

Alnylam expects that its cash, cash equivalents and total marketable securities balance will be greater than $275 million at December 31, 2011.

“Alnylam continues to execute on its goals with fiscal discipline, ending 2010 with $350 million in cash, exceeding our original 2010 guidance,” said Patricia Allen, Vice President, Finance and Treasurer of Alnylam. “We believe we will finish 2011 with greater than $275 million in cash, excluding proceeds from any significant new business development partnerships we may form. We believe this financial profile provides us a strong balance sheet needed to build our business, including execution on our ‘Alnylam 5x15’ RNAi therapeutic product strategy.”

Fourth Quarter 2010 and Recent Significant Corporate Highlights

“Alnylam 5x15” Program Highlights

  Launched “Alnylam 5x15” Initiative. In January 2011, the company launched its “Alnylam 5x15” strategy focused on the development and commercialization of innovative RNAi therapeutic products for the treatment of genetically defined diseases addressing major unmet medical needs. By the end of 2015, the company expects to have five RNAi therapeutic programs in advanced clinical development, including ALN-TTR for the treatment of transthyretin (TTR)-mediated amyloidosis (ATTR), ALN-PCS for the treatment of severe hypercholesterolemia, ALN-HPN for the treatment of refractory anemia, and two additional programs to be designated and advanced into development later in 2011. Alnylam intends to commercialize these product opportunities in the United States and potentially certain other countries; the company will seek development and commercial partners in other global territories.
  Received Positive Opinion for ALN-TTR01 Orphan Drug Designation from European Medicines Agency. The Committee for Orphan Medicinal Products (COMP) within the European Medicines Agency (EMA) adopted a positive opinion for ALN-TTR01 designation as an orphan medicinal product for the treatment of familial amyloidotic polyneuropathy (FAP), one of the predominant forms of ATTR. A positive opinion by the COMP precedes official designation of ALN-TTR01 as an orphan drug by the European Commission. In July 2010, Alnylam initiated a randomized, placebo-controlled, dose escalation Phase I study with ALN-TTR01. The study continues to enroll patients and is aimed at evaluating the safety and tolerability of ALN-TTR01 in patients with ATTR. Alnylam expects to complete this Phase I study in the first half of 2011 and report data in the third quarter of 2011. In parallel, Alnylam is also advancing ALN-TTR02, which utilizes second-generation delivery technology, and is on track to file an investigational new drug (IND) or IND equivalent application in the second half of 2011.
  Advanced ALN-PCS for Severe Hypercholesterolemia towards Clinical Trials. Alnylam continued to advance ALN-PCS, a systemically delivered RNAi therapeutic for the treatment of severe hypercholesterolemia towards clinical studies. In 2010, Alnylam scientists and collaborators presented new data demonstrating durable reductions of cholesterol levels in animal models with an RNAi therapeutic targeting PCSK9 using second generation lipid nanoparticle (LNP) formulations. ALN-PCS targets both intracellular and extracellular PCSK9, thereby phenocopying the human genetics. The company expects to file an IND or IND equivalent application for this program in the first half of 2011, and has a goal of reporting clinical data by the end of 2011.
  Expanded “Alnylam 5x15” Pipeline with ALN-HPN for Treatment of Refractory Anemia. Alnylam expanded its “Alnylam 5x15” pipeline with ALN-HPN for the treatment of refractory anemia. ALN-HPN comprises a systemically delivered RNAi therapeutic targeting hepcidin, a genetically defined target that controls serum iron levels. Pre-clinical in vivo studies with a candidate ALN-HPN siRNA have demonstrated the ability to silence the hepcidin gene and increase serum iron levels. The company intends to advance this program toward the clinic in 2011 with an IND or IND equivalent application expected to be filed in 2012.

Partner Program Highlights

  Presented Human Proof-of-Concept Data with ALN-VSP for Liver Cancer. Alnylam continued its Phase I multi-center, open label, dose escalation clinical trial with ALN-VSP to evaluate safety, tolerability, and pharmacokinetics in patients with advanced solid tumors with liver involvement. In January 2011, Alnylam presented new clinical data from this study. Using a polymerase chain reaction (PCR)-based technique known as 5’- rapid amplification of cDNA ends (5’-RACE), analysis of human tissue samples showed proof of RNAi-mediated target mRNA cleavage, and thus RNAi in man with the systemically delivered RNAi therapeutic. In addition, measurement of ALN-VSP in human tissue biopsies showed pharmacologically relevant drug levels in both hepatic and extra-hepatic tumors. These new data augment results presented earlier in 2010 regarding the drug’s safety, pharmacokinetics, and clinical activity. Alnylam expects to report additional clinical data from its ALN-VSP program in the second quarter of 2011, and the company intends to partner this program prior to initiating Phase II clinical trials.
  Continued Clinical Development of ALN-RSV01 for Treatment of Respiratory Syncytial Virus (RSV). Alnylam continued to enroll patients in its Phase IIb study of ALN-RSV01 and expects to present data from this study in 2012. The Phase IIb study is a double-blind, randomized, placebo-controlled study in RSV-infected lung transplant patients. The study is being conducted at over 30 sites worldwide and expects to enroll approximately 76 patients; the company announced today that it has enrolled over 50% of patients in the study. Alnylam and its partner for the ALN-RSV program, Cubist, jointly made a portfolio decision to put the development of ALN-RSV02 for the treatment of RSV-infected pediatric patients on hold. Cubist maintains the opt-in right for ALN-RSV01 in the lung transplant indication and Kyowa Hakko Kirin maintains its opt-in rights in Asia for ALN-RSV01.
  Formed Partnership with CHDI for Advancement of ALN-HTT for Treatment of Huntington’s Disease. ALN-HTT is a drug-device combination being developed as a disease-modifying therapy for the treatment of Huntington’s disease. Alnylam and its ALN-HTT partner, Medtronic Inc., formed a collaboration with CHDI Foundation, Inc. Under the new partnership, CHDI agreed to initially fund up to 50% of IND-enabling activities, which represents over $10 million in potential funding. The agreement between Alnylam and Medtronic will otherwise remain as a 50-50 partnership in the United States. The companies continue to advance ALN-HTT towards the clinic with plans to file an IND or IND equivalent application in 2012.

Business and Organizational Highlights

  Maintained Tuschl II in European Opposition Proceedings. The European Patent Office (EPO) fully upheld Alnylam’s Tuschl II ’044 (EP 1407044) patent in oral opposition proceedings held in Munich. Specifically, the granted claims of the ’044 patent were upheld and were deemed valid and supported by the EPO.
  Obtained Equity Investment in Regulus as Part of Strategic Alliance with sanofi-aventis on microRNA Therapeutics. In June 2010, Regulus and sanofi-aventis formed a major strategic alliance, valued at over $750 million, to discover, develop, and commercialize four microRNA therapeutic products. As part of the alliance with Regulus, sanofi-aventis completed a $10 million equity investment in return for an approximate 9% equity ownership position. The remaining ownership of Regulus is held equally by Alnylam and Isis.
  Formed New Collaborations with Alnylam Biotherapeutics. Alnylam announced today that it formed two initial Alnylam Biotherapeutics agreements in 2010 with leading biotechnology and pharmaceutical companies generating approximately $2 million in payments to the company. Alnylam expects to form additional Alnylam Biotherapeutic collaborations in 2011.
  Expanded Alnylam Board of Directors with New Appointment. Alnylam expanded its Board of Directors with the election of Marsha H. Fanucci. Ms. Fanucci is the former Chief Financial Officer of Millennium Pharmaceuticals.

Conference Call Information

Management will provide an update on the company, discuss fourth quarter and 2010 results, and discuss expectations for the future via conference call on February 17, 2011 at 4:30 p.m. ET. A corporate slide presentation will also be available on the Investor page of our website, www.alnylam.com, to accompany the conference call. To access the call, please dial 866-713-8566 (domestic) or 617-597-5325 (international) five minutes prior to the start time and provide the passcode 29112684. A replay of the call will be available beginning at 7:30 p.m. ET on February 17, 2011. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 93758872.

A live audio webcast of the call will also be available on the “Investors” section of the company’s website, www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event.

About “Alnylam 5x15”

The “Alnylam 5x15” strategy, launched in January 2011, establishes a path for development and commercialization of novel RNAi therapeutics to address genetically defined diseases with high unmet medical need. Products arising from this initiative share several key characteristics including: a genetically defined target and disease; the potential to have a major impact in a high unmet need population; the ability to leverage the existing Alnylam RNAi delivery platform; the opportunity to monitor an early biomarker in Phase I clinical trials for human proof of concept; and the existence of clinically relevant endpoints for the filing of a new drug application (NDA) with a focused patient database and possible accelerated paths for commercialization. This strategy leverages Alnylam’s clinical progress on siRNA delivery, including definitive human proof-of-concept data for systemic delivery. By the end of 2015, the company expects to have five such RNAi therapeutic programs in advanced clinical development. These include ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-PCS for the treatment of severe hypercholesterolemia, ALN-HPN for the treatment of refractory anemia, and two additional programs from the company’s ongoing discovery efforts that will be designated and advanced into development later in 2011. Alnylam intends to commercialize the products arising under the “Alnylam 5x15” strategy itself in the United States and potentially certain other countries; the company will seek development and commercial partners in other global territories.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNAs (siRNAs), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines with a core focus on RNAi therapeutics for the treatment of genetically defined diseases, including ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-PCS for the treatment of severe hypercholesterolemia, and ALN-HPN for the treatment of refractory anemia. As part of its “Alnylam 5x15TM” strategy, the company expects to have five RNAi therapeutic products for genetically defined diseases in advanced stages of clinical development by the end of 2015. Alnylam has additional partner-based programs in clinical or development stages, including ALN-RSV01 for the treatment of respiratory syncytial virus (RSV) infection, ALN-VSP for the treatment of liver cancers, and ALN-HTT for the treatment of Huntington’s disease. The company’s leadership position on RNAi therapeutics and intellectual property have enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, and Cubist. In addition, Alnylam and Isis co-founded Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics; Regulus has formed partnerships with GlaxoSmithKline and sanofi-aventis. Alnylam has also formed Alnylam Biotherapeutics, a division of the company focused on the development of RNAi technologies for application in biologics manufacturing, including recombinant proteins and monoclonal antibodies. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 100 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, and Cell. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, statements regarding Alnylam’s expectations with respect to its “Alnylam 5x15” product strategy, Alnylam’s views with respect to the potential for RNAi therapeutics, including ALN-TTR01 and ALN-TTR02, ALN-PCS, ALN-HPN, ALN-VSP, ALN-RSV01, and ALN-HTT, its expectations with respect to the timing and success of its clinical and pre-clinical trials, including its plan to file INDs or IND equivalent applications and initiate clinical trials for ALN-TTR02, ALN-PCS, ALN-HPN, and ALN-HTT, the expected timing of regulatory filings, its expectations regarding human proof of concept data, the formation of new alliances and business ventures, and its expected cash position at the end of 2011, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates; actions of regulatory agencies, which may affect the timing and progress of clinical trials; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities; Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; obtaining regulatory approval for products; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on current and future collaborators; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.

ALNYLAM PHARMACEUTICALS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net revenues from research collaborators	$21,192	$26,626	$100,041	$100,533

Operating expenses:
Research and development (1)	26,080	21,575	106,384	108,730
General and administrative (1)	7,522	13,120	37,727	39,914
Total operating expenses	33,602	34,695	144,111	148,644
Loss from operations	(12,410)	(8,069)	(44,070)	(48,111)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics Inc.)	(916)	(1,488)	(7,639)	(4,910)
Interest income	472	843	2,305	5,385
Other income (expense)	6,351	484	6,403	628
Total other income (expense)	5,907	(161)	1,069	1,103
Loss before income taxes	(6,503)	(8,230)	(43,001)	(47,008)
Benefit from (provision for) income taxes	(427)	439	(514)	(582)
Net Loss	$(6,930)	$(7,791)	$(43,515)	$(47,590)

Net loss per common share - basic and diluted	$(0.16)	$(0.19)	$(1.04)	$(1.14)

Weighted average common shares used to compute basic and diluted net loss per common share	42,193	41,812	42,040	41,633

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$2,489	$2,005	$11,689	$11,415
General and administrative	1,723	1,935	7,429	8,312

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	December 31,	December 31,
	2010	2009
Cash, cash equivalents and total marketable securities	$349,904	$435,316
Collaboration receivables	3,450	6,044
Income taxes receivable	10,669	—
Prepaid expenses and other current assets	6,889	4,151
Property and equipment, net	18,289	18,324
Intangible assets, net	448	622
Total deferred tax assets	—	10,493
Investment in joint venture (Regulus Therapeutics Inc.)	3,616	6,435
Total assets	$393,265	$481,385
Income taxes payable	—	$5,516
Accounts payable and accrued expenses	20,428	22,450
Total deferred revenue	211,108	271,813
Total deferred rent	3,353	3,447
Other long-term liabilities	143	194
Total stockholders' equity (42.3 million and 41.8 million common shares outstanding at December 31, 2010 and December 31, 2009, respectively)	158,233	177,965
Total liabilities and stockholders' equity	$393,265	$481,385

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2009.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Senior Director, Investor Relations and
Corporate Communications
or
Patricia Allen, 617-551-8362
Vice President, Finance and Treasurer